Exhibit 4.2

EXLP ABS 2009 LLC,
as Issuer
EXLP ABS LEASING 2009 LLC,
as EXLP ABS Lessor
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Indenture Trustee

SERIES 2009-1 SUPPLEMENT
Dated as of October 13, 2009
to
INDENTURE
Dated as of October 13, 2009

SERIES 2009-1 Notes

-i-

SERIES 2009-1 SUPPLEMENT, dated as of October 13, 2009 (as amended, modified or supplemented from time to time in accordance with its terms, this “Supplement”), among EXLP ABS 2009 LLC, a limited liability company organized under the laws of the State of Delaware (the “Issuer”), EXLP ABS LEASING 2009 LLC, a limited liability company organized under the laws of the State of Delaware (the “EXLP ABS Lessor”) and Wells Fargo Bank, National Association, a national banking association, as Indenture Trustee (the “Indenture Trustee”).
WITNESSETH :
          Pursuant to the Indenture, dated as of October 13, 2009 (as amended, modified or supplemented from time to time in accordance with its terms, the “Indenture”), among the Issuer, the EXLP ABS Lessor and the Indenture Trustee, the Issuer may from time to time direct the Indenture Trustee to authenticate one or more new Series of Notes. The Principal Terms of any new Series are to be set forth in a Supplement to the Indenture.
          Pursuant to this Supplement, the Issuer, the EXLP ABS Lessor and the Indenture Trustee shall create a new Series of Notes and specify the Principal Terms thereof.
     NOW THEREFORE, in consideration of the mutual agreements herein contained, each of the Issuer and the Indenture Trustee agrees as follows for the benefit of the other parties, the Series 2009-1 Noteholders:
ARTICLE I
Definitions; Calculation Guidelines
          Section 101. Definitions. (a) Whenever used in this Supplement, the following words and phrases shall have the following meanings:
     Adjusted Eurodollar Rate: For each Interest Accrual Period, an interest rate per annum equal to the quotient, expressed as a percentage and rounded upwards (if necessary) to the nearest 1/100 of 1%, obtained by dividing (i) the LIBOR Rate for such Interest Accrual Period, by (ii) the decimal equivalent of 100% minus the applicable Eurodollar Reserve Percentage.
     Affected Party: Each Series 2009-1 Noteholder, the Deal Agent and each Interest Rate Hedge Provider.
     Aggregate Existing Commitment: As of any date of determination, an amount equal to the sum of the then Existing Commitments of all Series 2009-1 Noteholders.
     Aggregate Series 2009-1 Note Principal Balance: As of any date of determination, an amount equal to the sum of the then Series 2009-1 Note Principal Balances of all Series 2009-1 Notes then Outstanding.

     Alternative Rate: With respect to any unpaid Series 2009-1 Advance during an Interest Accrual Period, an interest rate per annum equal to the Adjusted Eurodollar Rate for such Interest Accrual Period; provided, however, that the Alternative Rate shall be the Base Rate if (i) such Series 2009-1 Advance was funded on a day other than the first day of such Interest Accrual Period, or (ii) on or before the first day of the related Interest Accrual Period, the Deal Agent shall have been notified by a Series 2009-1 Noteholder that a Eurodollar Disruption Event has occurred and is continuing.
     Applicable Debt Margin: With respect to each Interest Accrual Period, one of the following amounts:
(i)	except as specified in clause (ii) below, three and one half of one percent (3.50%); or

(ii)	if the Alternative Rate used during the applicable Interest Accrual Period is the Base Rate, then, for any period of time for which such Alternative Rate is the Base Rate, zero percent (0.00%).
     Base Rate: With respect to each Interest Accrual Period, a fluctuating rate of interest per annum equal to the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 1.50% per annum and (c) the Adjusted Eurodollar Rate plus 5.00% per annum.
     Breakage Costs: Any reasonable amounts as shall compensate a Series 2009-1 Noteholder for any loss, cost or expense incurred (as reasonably determined by the Deal Agent in its sole discretion on behalf of the Series 2009-1 Noteholders) by the Series 2009-1 Noteholders in connection with funding obtained by it with respect to a Series 2009-1 Advance as a result of (i) the failure of the Issuer to accept funding of a Series 2009-1 Advance in accordance with a Funding Notice submitted by the Issuer, (ii) the failure of the Issuer to make a prepayment (when permitted pursuant to the Indenture and this Supplement) of the principal balance of, or accrued interest on, any Series 2009-1 Note for which the Issuer has delivered a notice of prepayment in accordance with the terms of any of the Indenture, this Supplement or the Series 2009-1 Note Purchase Agreement or (iii) the Issuer making a payment of the principal balance of, or accrued interest on, any Series 2009-1 Note on a day other than a Payment Date.
     Commitment Fee: This term shall have the meaning set forth in Section 205(d) of this Supplement.
     Commitment Termination Date: With respect to the Series 2009-1 Notes, the earliest to occur of any of the following events or conditions:
(1)	the Scheduled Termination Date then in effect shall have occurred;

(2)	an Asset Base Deficiency exists on any Payment Date (determined after giving effect to all Series 2009-1 Advances made (or to be made) and principal payments and prepayments actually paid to the Series 2009-1 Noteholders on such Payment Date);

(3)	the first date on which either a Manager Default or an Event of Default shall have occurred and be continuing; and

(4)	the first date on which any of an Undercollateralization Event, a Net Revenue Event or a Free Cash Flow Event occurs; provided, however, that the Issuer shall have the right to cure on or prior to the next succeeding Payment Date any Undercollateralization Event, any Net Revenue Event or any Free Cash Flow Event on not more than one (1) occasion in the aggregate during each period of three hundred sixty-four (364) consecutive days commencing on the Series Issuance Date.
If any of the foregoing events or conditions occur or exist, the Commitment Termination Date shall occur immediately, unless each Series 2009-1 Noteholder shall have waived in writing such event or condition. Upon any permissible cure of the event or condition described in clause (4) above, the occurrence of the Commitment Termination Date shall be rescinded as of the date on which such permissible cure is effected.
     Deal Agent: Wells Fargo Securities, LLC.
     Default Fee: For any Payment Date with respect to the Series 2009-1 Notes, the amount of incremental fees payable on the Series 2009-1 Notes in accordance with the provisions of Section 203(b) hereof over the amount of interest payable pursuant to Section 203(a) hereof.
     Eurodollar Disruption Event: As of any date of determination, the existence of any of the following events or conditions: (a) a determination by a Series 2009-1 Noteholder (or any of its assignees or participants) or the Deal Agent that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain US Dollars in the London interbank market to make, fund or maintain any Series 2009-1 Advance for such Interest Accrual Period, (b) a determination by a Series 2009-1 Noteholder (or any of its assignees or participants) or the Deal Agent that the rate at which deposits of US Dollars are being offered to such lender in the London interbank market does not accurately reflect the cost to such Series 2009-1 Noteholder (or any of its assignees or participants) of making, funding or maintaining any Series 2009-1 Advance for such Interest Accrual Period, (c) the inability of a Series 2009-1 Noteholder (or any of its assignees or participants) to obtain US Dollars in the London interbank market to make, fund or maintain any Series Advance for such Interest Accrual Period or (d) any Series 2009-1 Noteholder (or any of its assignees or participants) shall have notified the Deal Agent of the inability, for any reason, of such Series 2009-1 Noteholder (or any of its assignees or participants) to determine the Adjusted Eurodollar Rate.
     Eurodollar Reserve Percentage: With respect to any unpaid Series 2009-1 Advance for any day in any Interest Accrual Period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable), the reserve percentage applicable on such day under regulations issued from time to time by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for Wachovia Bank, National Association, with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (as defined in Regulation D of the Federal Reserve Board, as in effect from time to time) and having a term equal to such Interest Accrual Period.

     Existing Commitment: The Initial Commitment, as such amount may be reduced from time to time in accordance with the terms of the Series 2009-1 Note Purchase Agreement.
     Expected Final Payment Date: With respect to the Series 2009-1 Notes, the Payment Date occurring in October 2013.
     Federal Funds Rate: With respect to the Series 2009-1 Notes, as of any date of determination, a fluctuating interest rate per annum equal to the weighted average of the federal funds rates and confirmed in Federal Reserve Board Statistical Release H. 15 (519) or any successor or substitute publication selected by the Deal Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of the Deal Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (New York City time).
     Funding Notice: This term has the meaning set forth in the Series 2009-1 Note Purchase Agreement.
     Increased Costs: Any fees, expenses or increased costs charged to a Series 2009-1 Noteholder on account of the adoption of any applicable law, rule or regulation (including any applicable law, rule, or regulation regarding capital adequacy) or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority.
     Initial Commitment: With respect to any Series 2009-1 Noteholder, the amount set forth as such on such Series 2009-1 Noteholder’s respective signature page to the Series 2009-1 Note Purchase Agreement.
     Interest Accrual Period: With respect to a Payment Date, the period beginning with, and including, the immediately preceding Payment Date and ending on the day immediately preceding such Payment Date; provided, however, that the initial Interest Accrual Period shall be the period beginning with and including the Closing Date and ending on and including November 26, 2009.
     Interest Payment: With respect to any Payment Date, the Series 2009-1 Note Interest Payment payable on such Payment Date.
     Legal Final Maturity Date: With respect to the Series 2009-1 Notes, the Payment Date occurring in October 2013.
     LIBOR Rate: With respect to each Interest Accrual Period, an interest rate per annum equal to:
(1)	the posted rate for 30-day deposits in US Dollars appearing on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on the second Business Day preceding the commencement of such Interest Accrual Period; or

(2)	if no such rate appears on Reuters Screen LIBOR01 Page at such time and on such day, then the LIBOR Rate shall be determined by Wachovia Bank, National Association, at its office in Charlotte, North Carolina as its rate (each such determination, absent manifest error, to be conclusive and binding on all parties hereto and their assignees) at which 30-day deposits in US Dollars are being, have been, or would be offered or quoted by Wachovia Bank, National Association, to major banks in the applicable interbank market for Eurodollar’ deposits at or about 11:00 a.m. (Charlotte, North Carolina time) on such day; or

(3)	if a Eurodollar Disruption Event is then continuing, the Base Rate.
     Minimum Principal Payment Amount. For the Series 2009-1 Notes for any Payment Date, one of the following amounts:
(a)	for each Payment Date occurring prior to the Legal Final Maturity Date for the Series 2009-1 Notes, zero; or

(b)	for the Legal Final Maturity Date for the Series 2009-1 Notes, the then Aggregate Series 2009-1 Note Principal Balance on such date.
     Minimum Targeted Principal Balance: For the Series 2009-1 Notes for any Payment Date, one of the following amounts:
(a)	for each Payment Date occurring prior to the Legal Final Maturity Date for the Series 2009-1 Notes, the Aggregate Series 2009-1 Note Principal Balance on such Payment Date; or

(b)	for the Payment Date occurring on the Legal Final Maturity Date for the Series 2009-1 Notes, zero.
     Note: This term shall mean a Series 2009-1 Note.
     Overdue Rate: For any date of determination with respect to the Series 2009-1 Notes, an interest rate per annum equal to the sum of (i) the Base Rate then in effect, plus (ii) two percent (2%) per annum.
     Other Taxes: This term has the meaning set forth in Section 206(b) of this Supplement.
     Prime Rate: With respect to any unpaid Series 2009-1 Advance on any day during an Interest Accrual Period, the interest rate per annum announced by Wachovia Bank, National Association, from time to time as its “prime rate” or “base rate” in the United States, such rate to change as and when such designated rate changes. The prime rate is not intended to be the lowest rate of interest charged by Wachovia Bank, National Association in connection with extensions of credit to debtors.
     Reuters Screen LIBOR01 Page: The display page currently so designated on the Reuters Monitor Money Rates Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market), as reported by Bloomberg Financial Markets Commodities News (or by another source selected by the Deal Agent and notified by the Deal Agent to the Issuer and the Manager).

     Scheduled Principal Payment Amount: For the Series 2009-1 Notes, one of the following amounts:
(a)	for each Payment Date occurring prior to the Legal Final Maturity Date for the Series 2009-1 Notes, zero; or

(b)	for the Payment Date occurring on the Legal Final Maturity Date for the Series 2009-1 Notes, the Aggregate Series 2009-1 Note Principal Balance on such Payment Date.
     Scheduled Targeted Principal Balance: For each Payment Date for the Series 2009-1 Notes, the Aggregate Series 2009-1 Note Principal Balance on such Payment Date.
     Scheduled Termination Date: This term shall have the meaning set forth in the Series 2009-1 Note Purchase Agreement.
     Series 2009-1: The Series of Notes the terms of which are specified in this Supplement.
     Series 2009-1 Advance: Each advance of funds made by a Series 2009-1 Noteholder pursuant to the terms of this Supplement and the Series 2009-1 Note Purchase Agreement.
     Series 2009-1 Availability: As of any date of determination for any Series 2009-1 Noteholder prior to the Commitment Termination Date, the lesser of (A) the excess, if any of (x) the Existing Commitment of such Series 2009-1 Noteholder on such date of determination over (y) the then Series 2009-1 Note Principal Balance of the Series 2009-1 Note owned by such Series 2009-1 Noteholder on such date of determination; and (B) the product of (i) the Series 2009-1 Percentage of such Series 2009-1 Noteholder, and (ii) the excess, if any, of (x) the Asset Base (calculated after giving effect to any Eligible Compressors to be acquired with the proceeds of such Series 2009-1 Advance) over (y) the Aggregate Series 2009-1 Note Principal Balance (calculated prior to giving effect to the requested Series 2009-1 Advance). On or subsequent to the Commitment Termination Date, the Series 2009-1 Availability shall be zero.
     Series 2009-1 Note: Any note, substantially in the form of Exhibit A hereto, issued pursuant to the terms of Section 201 of this Supplement, and any and all replacements or substitutions of any such note.
     Series 2009-1 Note Interest Payment: For each Payment Date, an amount equal to the product of (i) the average Aggregate Series 2009-1 Note Principal Balance during the related Interest Accrual Period, and (ii) an interest rate per annum equal to the sum of (x) the Alternative Rate for such Interest Accrual Period and (y) the Applicable Margin. Such Series 2009-1 Note Interest Payment shall be calculated in accordance with the procedures set forth in Section 203(d) hereof.
     Series 2009-1 Note Principal Balance: With respect to any Series 2009-1 Note as of any date of determination, an amount equal to the excess of (i) the sum of all Series 2009-1 Advances made on or subsequent to the Closing Date by the related Series 2009-1 Noteholder, over (ii) the cumulative amount of all payments of Minimum Principal Payment Amounts, Scheduled Principal Payment Amounts, allocated portions of Supplemental Principal Payment Amounts and any other principal payments actually received subsequent to the Closing Date with respect to such Series 2009-1 Note.
     Series 2009-1 Note Purchase Agreement: The Note Purchase Agreement, dated as of October 13, 2009, among the Issuer, the EXLP ABS Lessor, Wells Fargo Securities, LLC, Wachovia Bank, National Association and certain other parties thereto, with respect to the Series 2009-1 Notes.
     Series 2009-1 Note Unused Commitment: With respect to any Series 2009-1 Noteholder as of any date of determination, one of the following amounts: (A) prior to the Commitment Termination Date, an amount equal to the excess of (i) the Existing Commitment then in effect for such Series 2009-1 Noteholder, over (ii) the Series 2009-1 Note Principal Balance of the Series 2009-1 Note owned by such Series 2009-1 Noteholder as of such date (measured after giving effect to all Series 2009-1 Advances made and all principal payments to be received by such Series 2009-1 Noteholder on such date), and (B) on or subsequent to the Commitment Termination Date, zero.
     Series 2009-1 Noteholder: As of any date of determination, any Person in whose name a Series 2009-1 Note is registered in the Note Register.
     Series 2009-1 Percentage: With respect to any Series 2009-1 Noteholder as of any date of determination, a fraction (expressed as a percentage), the numerator of which is the Existing Commitment of such Series 2009-1 Noteholder and the denominator of which is equal to the Aggregate Existing Commitment of all Series 2009-1 Noteholders.
     Series 2009-1 Series Account: The account of that name established in accordance with Section 301 hereof.
     Series Issuance Date: For the Series 2009-1 Notes, October 13, 2009.
          (b) Capitalized terms used herein and not otherwise defined shall have the meaning set forth in Appendix A to the Indenture, as such Appendix A may be amended, supplemented or otherwise modified from time to time in accordance with the provisions of the Indenture. The rules of usage set forth in such Appendix A shall apply to this Supplement.
ARTICLE II
Creation of the Series 2009-1 Notes
          Section 201. Designation. (a) There is hereby created a Series of Notes to be issued in one Class pursuant to the Indenture and this Supplement to be known as “EXLP ABS 2009 LLC Floating Rate Secured Notes, Series 2009-1”. The Series 2009-1 Notes will be issued on the Series Issuance Date in the initial maximum principal balance of One Hundred Fifty Million Dollars ($150,000,000) and the Aggregate Existing Commitment of all of the Series 2009-1 Notes on the Series Issuance Date shall be One Hundred Fifty Million Dollars ($150,000,000). The Series 2009-1 Notes will not have priority over any other Series, except to the extent set forth in the Indenture (including Section 302(g) thereof) or in the Supplement for such other Series. The Series 2009-1 Notes are designated as a Series of Warehouse Notes. The initial Payment Date for the Series 2009-1 Notes shall be November 27, 2009.

          (b) On the Series Issuance Date, the Issuer shall sell the Series 2009-1 Notes to Wachovia Bank, National Association pursuant to the Series 2009-1 Note Purchase Agreement and deliver such Series 2009-1 Notes in accordance herewith and therewith. The Series 2009-1 Notes shall be issued as Definitive Notes, substantially in the form of Exhibit A hereto.
          (c) Payments of principal on the Series 2009-1 Notes shall be payable from funds on deposit in the Series 2009-1 Series Account, or otherwise, at the times and in the amounts set forth in Articles III and VII of the Indenture and Article III of this Supplement. As more fully set forth in this Supplement, so long as no Event of Default has occurred and is continuing, no Minimum Principal Payment Amounts and Scheduled Principal Payment Amounts are scheduled to be owing on any Payment Date occurring prior to the Legal Final Payment Date.
          (d) As of the Closing Date, the Series 2009-1 Notes have not been rated by a Rating Agency.
          (e) So long as no Enhancement Agreement is in effect with respect to the Series 2009-1 Notes, any right or privileges contained in any Related Document that accrues to, or is exercisable by, a Series Enhancer shall be, with respect to Series 2009-1, exercisable by the Majority Holders of Series 2009-1. Any notice or report to be mailed to a Series Enhancer shall be mailed to each Series 2009-1 Noteholder.
          (f) As of the Closing Date, there are no Enhancement Agreements with respect to Series 2009-1 and accordingly no Series Enhancer Defaults shall be applicable with respect to Series 2009-1.
          (g) In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Indenture, the terms and provisions of this Supplement shall govern.
          Section 202. Authentication and Delivery.
          (a) On the Closing Date, the Issuer shall sign the Series 2009-1 Notes, and shall direct the Indenture Trustee in writing pursuant to Section 201 of the Indenture to duly authenticate the Series 2009-1 Notes, and the Indenture Trustee, upon receiving such direction, (i) shall authenticate (by manual or facsimile signature), subject to compliance with the conditions precedent set forth in Article V hereof and the Series 2009-1 Note Purchase Agreement, the Series 2009-1 Notes in accordance with such written directions, and (ii) subject to compliance with the conditions precedent set forth in Article V hereof and the Series 2009-1 Note Purchase Agreement, shall deliver such Series 2009-1 Notes to the Noteholders in accordance with such written directions.
          (b) The Series 2009-1 Notes shall be executed by manual or facsimile signature by the Issuer and shall be substantially in the form of Exhibit A hereto.
          (c) The Series 2009-1 Notes shall be issued in minimum denominations of $1,000,000 and in integral multiples of $100,000 in excess thereof.

          Section 203. Interest Payments on the Series 2009-1 Notes.
          (a) Interest on Series 2009-1 Notes. Interest shall be due and payable on each Series 2009-1 Note on each Payment Date in an amount equal to the Series 2009-1 Note Interest Payment for such Series 2009-1 Note on such Payment Date. The Deal Agent shall, by not later than the fifth (5th) Business Day preceding each Payment Date, deliver to each of the Issuer, the Manager and the Deal Agent a calculation of the Interest Payments payable on the Series 2009-1 Notes on such Payment Date. Such Interest Payments shall be payable on each Payment Date from amounts on deposit in the Series 2009-1 Series Account in accordance with Section 302 of this Supplement. To the extent that the amount of interest which is due and payable on any Payment Date is not paid in full on such date, such shortfall shall be due and payable on the immediately succeeding Payment Date.
          (b) Interest on Overdue Amounts. If the Issuer shall default in the payment of (i) the Series 2009-1 Note Principal Balance on the Legal Final Maturity Date, or (ii) the Series 2009-1 Note Interest Payment for any Series 2009-1 Note on any Payment Date, or (iii) any other amount due to the Series 2009-1 Noteholders under this Supplement and/or the Indenture on the date when due, then, in each case, the Issuer shall, from time to time, pay interest on such unpaid amounts, to the extent permitted by Applicable Law, to, but not including, the date of actual payment (after as well as before judgment), at a rate per annum equal to the Overdue Rate, for the period during which such principal, interest or other amount shall be unpaid from the due date of such payment to the date of actual payment thereof. Default Fees shall be distributed from the Series 2009-1 Series Account at the times and subject to the priorities set forth in Section 302 of this Supplement.
          (c) Maximum Interest Rate. In no event shall the interest charged with respect to a Series 2009-1 Note exceed the maximum amount permitted by Applicable Law. If at any time the interest rate charged with respect to a Series 2009-1 Note exceeds the maximum rate permitted by Applicable Law, the rate of interest to accrue pursuant to this Supplement and such Series 2009-1 Note shall be limited to the maximum rate permitted by Applicable Law, but any subsequent reductions in the Alternative Rate shall not reduce the interest to accrue on such Series 2009-1 Note below the maximum amount permitted by Applicable Law until the total amount of interest accrued on such Series 2009-1 Note equals the amount of interest that would have accrued if a varying rate per annum equal to the interest rate had at all times been in effect. If the total amount of interest paid or accrued on the Series 2009-1 Note under the foregoing provisions is less than the total amount of interest that would have accrued if the interest rate had at all times been in effect, the Issuer agrees to pay to the Series 2009-1 Noteholders an amount equal to the difference between (a) the lesser of (i) the amount of interest that would have accrued if the maximum rate permitted by Applicable Law had at all times been in effect, or (ii) the amount of interest that would have accrued if the interest rate had at all times been in effect, and (b) the amount of interest accrued in accordance with the other provisions of this Supplement.
          (d) Calculation of Interest. Interest on the Series 2009-1 Notes calculated utilizing the LIBOR Rate and fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable. Interest on Series 2009-1 Notes calculated utilizing the Base Rate shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable.
          Section 204. Principal Payments on the Series 2009-1 Notes. (a) The unpaid principal balance of the Series 2009-1 Notes shall be payable on each Payment Date occurring prior to the Legal Final Maturity Date from amounts on deposit in the Series 2009-1 Series Account, or funds otherwise available for such purpose, in an amount equal to that portion of the Supplemental Principal Payment Amount for such Payment Date that has been allocated to the Series 2009-1 Notes in accordance with the terms of the Indenture. The Aggregate Series 2009-1 Note Principal Balance, together with all unpaid interest (including all Default Fees), fees (including all Commitment Fees), expenses, Breakage Costs and all other amounts payable by the Issuer to the Series 2009-1 Noteholders, each Interest Rate Hedge Provider and the Indenture Trustee pursuant to the terms of the Indenture and this Supplement, shall be due and payable in full on the earlier to occur of (x) the date on which an Event of Default shall occur and the Series 2009-1 Notes have been accelerated in accordance with Section 802 of the Indenture and (y) the Legal Final Maturity Date.
          (b) The Issuer may, on any Business Day and upon three (3) Business Days’ prior written notice to the Indenture Trustee and the Series 2009-1 Noteholders (which notice shall be irrevocable when given), voluntarily prepay, in whole or in part, the Aggregate Series 2009-1 Note Principal Balance by making a wire transfer to the Series 2009-1 Series Account; provided, however, that (i) each such voluntary prepayment to each Series 2009-1 Noteholder must be for an amount of not less than Five Hundred Thousand Dollars ($500,000) and (ii) the Issuer may not make such repayment from funds in the Transaction Accounts, except to the extent that funds in any such account would otherwise be distributable to the Series Account for application to the unpaid principal of the Series 2009-1 Notes or payable to the Issuer, in each case in accordance with the terms of Section 302 of the Indenture, or are otherwise expressly available to the Issuer for such Prepayment. In connection with any Prepayment made in accordance with this Section 204(b), the Issuer shall pay, or cause to be paid, an amount equal to the sum of (i) accrued interest on the principal balance being prepaid to the date of such Prepayment, (ii) any Breakage Costs assessed by the Deal Agent, on behalf of the Series 2009-1 Noteholders, and (iii) any fees and costs (including, without limitation, termination payments) assessed by the Interest Rate Hedge Provider, but otherwise without prepayment premium or penalty. Nothing contained herein shall obligate the Issuer to pay Breakage Costs with respect to any prepayment of principal balance of a Series 2009-1 Note actually paid by the Issuer on a Payment Date in accordance with the provisions of this Section 204(b).
          Section 205. Amounts and Terms of Series 2009-1 Noteholder Commitments.
          (a) Commitments. Subject to the terms and conditions of this Supplement and the Series 2009-1 Note Purchase Agreement, each Series 2009-1 Noteholder shall make its Initial Commitment available to the Issuer during the period commencing on (and including) the Closing Date and ending on (but excluding) the Commitment Termination Date.
          (b) Series 2009-1 Advances. Prior to the Commitment Termination Date each Series 2009-1 Note shall be a revolving note with a maximum principal amount equal to the Existing Commitment then in effect for the related Series 2009-1 Noteholder. The Deal Agent shall maintain a record of all Series 2009-1 Advances and repayments made on the Series 2009-1

Notes and absent manifest error such records shall be conclusive. On any two (2) Business Days in any calendar month requested by the Issuer and (except with respect to the initial Series 2009-1 Advance) so long as the Issuer shall have given three (3) Business Days’ prior written notice to the Indenture Trustee and the Deal Agent, and shall have satisfied all applicable conditions precedent set forth in Article V hereof, each Series 2009-1 Noteholder shall, subject to the terms and conditions of the Series 2009-1 Note Purchase Agreement, deposit in the account designated by the Issuer by wire transfer of same day funds an amount in US Dollars equal to its Series 2009-1 Percentage of the requested Series 2009-1 Advance; provided, however, that, each Series 2009-1 Advance by each Series 2009-1 Noteholder shall be for an amount (A) not less than the lesser of (x) its then unused Series 2009-1 Note Existing Commitment and (y) Five Million Dollars ($5,000,000), and (B) not greater than the Series 2009-1 Availability of such Series 2009-1 Noteholder on such Business Day; provided, further, that in the event that any Series 2009-1 Noteholder fails to make a Series 2009-1 Advance in accordance with its Series 2009-1 Note Existing Commitment, then the other Series 2009-1 Noteholder(s) shall not be obligated to fund the Series 2009-1 Percentage of the defaulted Series 2009-1 Noteholder(s).
          (c) (1) Each request for a Series 2009-1 Advance shall be submitted in writing to the Deal Agent in the manner contemplated in the Indenture by not later than 1:00 p.m. (Charlotte, North Carolina time) on the third (3rd) Business Day prior to the date of the requested Series 2009-1 Advance and shall be irrevocable when given.
               (2) Each request for a Series 2009-1 Advance shall constitute a reaffirmation by the Issuer that (i) no Event of Default, Manager Default, Trigger Event or Prospective Trigger Event has occurred and is continuing, (ii) the representations and warranties of the Issuer contained in the Related Documents are true, correct and complete in all material respects to the same extent as though made on and as of the date of the request, except to the extent such representations and warranties specifically relate to an earlier date, in which event they shall be true, correct and complete in all material respects as of such earlier date and (iii) that each of the conditions precedent to such Series 2009-1 Advance have been satisfied.
               (3) If (i) any Series 2009-1 Advance requested by the Issuer is not made or effectuated, for any reason whatsoever, related to a default or nonperformance by the Issuer, on the date specified thereof or (ii) any optional prepayment of the Series 2009-1 Notes is not made when specified in the notice delivered pursuant to Section 204 of this Supplement, the Issuer shall indemnify each Series 2009-1 Noteholder against any Breakage Costs.
          (d) On each Payment Date, the Issuer shall pay a commitment fee (the “Commitment Fee”) to each Series 2009-1 Noteholder, which shall be in an amount equal to the sum of the product for each day during the immediately preceding Interest Accrual Period of (x) one quarter of one percent (0.25%) per annum, (y) a fraction (expressed as percentage) the numerator of which is one and the denominator of which is equal to 360, and (z) the Series 2009-1 Note Unused Commitment of such Series 2009-1 Noteholder on such date. Such Commitment Fee shall be payable from amounts then on deposit in the Series 2009-1 Series Account, or amounts otherwise available for such purpose, in accordance with Section 302 hereof.
          (e) All payments of principal and interest on the Series 2009-1 Notes shall be paid to the Series 2009-1 Noteholders reflected in the Note Register as of the related Record Date by wire transfer of immediately available funds for receipt prior to 3:00 p.m. (New York

City time) on the related Payment Date. Any payments received by a Series 2009-1 Noteholder after 3:00 p.m. (New York City time) on any day shall be considered to have been received on the next succeeding Business Day.
          (f) All payments received by the Deal Agent from the Issuer by wire transfer of immediately available funds prior to 11:00 a.m. (New York City time) on the related Payment Date shall be disbursed by the Deal Agent to the Series 2009-1 Noteholders by no later than 3:00 p.m. on such Business Day. Any payments received by the Deal Agent after 11:00 a.m. (New York City time) on any day shall be paid to the Series 2009-1 Noteholders by 11:00 a.m. on the next Business Day.
          (g) The Aggregate Series 2009-1 Note Principal Balance of the Series 2009-1 Notes shall be required to be prepaid at the time and in the amounts set forth in Section 702(b) of the Indenture. In addition, Holders of the Series 2009-1 Notes are entitled to receive, at the times and subject to the conditions set forth in the Indenture, an allocable portion (as determined in accordance with Section 302(g) of the Indenture) of any Supplemental Principal Payment Amount.
          Section 206. Taxes.
          (a) In addition to payments of principal and interest on the Series 2009-1 Notes when due, the Issuer shall pay, or cause to be paid, any and all Taxes, and all liabilities with respect thereto, excluding, in the case of each Series 2009-1 Noteholder and any Person to whom a Series 2009-1 Noteholder has sold an interest in the Series 2009-1 Note, and the Deal Agent (such Series 2009-1 Noteholder and the Deal Agent being an “Indemnified Party”), such Taxes as are imposed on or measured by each Indemnified Party’s net income by the jurisdiction under the laws of which such Indemnified Party, as the case may be, is organized or maintains an office or any political subdivision thereof.
          (b) In addition, the Issuer shall pay, or cause to be paid, any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Supplement or any other documents related to the issuance of the Series 2009-1 Notes except for any such taxes due upon the transfer by a Series 2009-1 Noteholder of its Series 2009-1 Notes to any Person other than the Series Enhancer (if the Series Enhancer is not then the Majority Holders of Series 2009-1) (hereinafter referred to as “Other Taxes”).
          (c) If any Taxes or Other Taxes are directly asserted or imposed against any Indemnified Party, the Issuer shall indemnify and hold harmless such Indemnified Party for the full amount of the Taxes or Other Taxes (including any Taxes or Other Taxes asserted or imposed by any jurisdiction on amounts payable under this Section 206) paid by the Indemnified Party and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted or imposed. If the Issuer fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Indemnified Party the required receipts or other required documentary evidence, the Issuer shall indemnify the Indemnified Party for any incremental Taxes or Other Taxes, interest or penalties that may become payable by the

Indemnified Party as a result of any such failure. Payment under this indemnification shall be made by the Issuer immediately upon written demand therefor by any Indemnified Party; provided that such payment shall be made in accordance with the priorities for distributions set forth in Section 302 of this Supplement. The Indemnified Party shall give prompt notice to the Issuer of any assertion of Taxes or Other Taxes so that the Issuer may, at its option, contest such assertion.
          (d) Taxes and Other Taxes shall not constitute a “Claim” (as defined in Section 101(5) of the Bankruptcy Code) against the Issuer in any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings involving the Issuer in the event such amounts are not paid in accordance with Section 302 of this Supplement.
          (e) On or before the date it acquires a Series 2009-1 Note (and, so long as it may properly do so, periodically thereafter, as requested by the Issuer, to keep forms up to date), each Series 2009-1 Noteholder that is organized under the laws of a jurisdiction outside the United States of America hereby is deemed to have agreed by its acceptance of its Series 2009-1 Note to deliver to the Indenture Trustee any certificates, documents or other evidence that shall be required by the Code (or any regulations issued pursuant thereto) to establish that, assuming the Series 2009-1 Notes are properly characterized as indebtedness, it is exempt from existing United States Federal withholding requirements, including two (2) original copies of Internal Revenue Service Form W-8BEN or Form W-8ECI or any applicable successor form, properly completed and duly executed by the Series 2009-1 Noteholder certifying that it is entitled to receive payments under this Agreement without deduction or withholding of any United States Federal income taxes (or at a reduced rate). If any Series 2009-1 Noteholder does not comply with the requirements of this Section 206(f), then the amounts payable to such Series 2009-1 Noteholder pursuant to this Section 206 shall be limited to reflect such withholding. Any payment made by any Person to any Series 2009-1 Noteholder of Series 2009-1 Note Interest Payment, Scheduled Principal Payment Amount or Commitment Fees shall be considered as having been paid by the Issuer to the Series 2009-1 Noteholder for all purposes of this Supplement.
          Section 207. Increased Costs; Capital Adequacy; Illegality.
          (a) If either (i) the introduction of, or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) after the Closing Date in or in the interpretation of any Applicable Law or (ii) the compliance by an Affected Party with any guideline or request from any central bank or other Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall (A) subject an Affected Party to any Tax (except for Taxes on the overall net income of such Affected Party), duty or other charge with respect to any Series 2009-1 Note, or any right to make Series 2009-1 Advance hereunder, or on any payment made hereunder, (B) impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of the Adjusted Eurodollar Rate), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party or (C) impose any other condition affecting a Series 2009-1 Note or any Series 2009-1 Noteholder’s rights hereunder, the result of which is to increase the cost to any Affected Party of maintaining its investment in the Series 2009-1 Note or to reduce the amount of, or the rate of return on, any sum received or receivable by an Affected Party under this Supplement, then within ten (10) days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Issuer and/or the EXLP ABS Lessor shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered.
          (b) If either (i) the introduction of or any change in or in the interpretation of any Applicable Law, directive or request or (ii) compliance by any Affected Party with any Applicable Law or directive or request from any central bank or other Governmental Authority (whether or not having the force of law), including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy and accounting pronouncements or interpretations of Accounting Research Bulletin No. 51, has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or under the other Related Documents or arising in connection herewith or therewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, within ten (10) days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Issuer and/or the EXLP ABS Lessor shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction.
          (c) If as a result of any event or circumstance similar to those described in clauses (a) or (b) of this Section, any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of Series 2009-1 Advances hereunder, then within ten (10) days after demand by such Affected Party, the Issuer shall pay, or cause to be paid, to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts payable or paid by it.
          (d) In determining any amount provided for in this section, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this section shall submit to the Issuer and the Manager a written description as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent demonstrable error.
          (e) If a Series 2009-1 Noteholder shall notify the Deal Agent that a Eurodollar Disruption Event as described in clause (a) of the definition of “Eurodollar Disruption Event” has occurred, the Deal Agent shall in turn so notify the Issuer, whereupon all Series 2009-1 Advances in respect of which Series 2009-1 Note Interest Payment accrues at the Adjusted Eurodollar Rate shall immediately be converted into a Series 2009-1 Advance in respect of which interest accrues at the Base Rate.
          (f) Any amounts payable by the Issuer pursuant to this Section 207 are contingent upon the availability of funds to make such payment in accordance with the provisions of Section 302 hereof and, to the extent such funds are not available, shall not constitute a “Claim” (as defined in Section 101(5) of the Bankruptcy Code) against the Issuer in any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings involving the Issuer in the event that such amounts are not paid in accordance with Section 302 of this Supplement.
ARTICLE III
Series 2009-1 Series Account and
Allocation and Application of Amounts Therein
          Section 301. Series 2009-1 Series Account. The Issuer shall establish on the Closing Date and maintain, so long as any Series 2009-1 Note is Outstanding, an Eligible Account at Wells Fargo Bank, National Association which shall be designated as the Series 2009-1 Series Account, which account shall be held in the name of the Indenture Trustee for the benefit of the Series 2009-1 Noteholders pursuant to the Indenture and this Supplement. All deposits of funds into the Series 2009-1 Series Account by the Issuer or any other Person shall be accumulated in, and withdrawn from, the Series 2009-1 Series Account in accordance with the provisions of the Indenture and this Supplement. Any funds on deposit in the Series 2009-1 Series Account shall be invested in the same manner as the funds deposited and held in the Trust Account.
          Section 302. Distributions from the Series 2009-1 Series Account.
          (a) On each Payment Date and on each other date on which any payment is to be made with respect to the Series 2009-1 Notes in accordance with Section 203 or 204 hereof, the Indenture Trustee shall distribute funds then on deposit in the Series 2009-1 Series Account in accordance with the priorities set forth below:
          (I) If an Event of Default shall not have occurred and be continuing (as determined in accordance with the provisions of Section 818 of the Indenture):
(1)	To each related Holder of a Series 2009-1 Note on the immediately preceding Record Date, an amount equal to each such Holder’s pro rata portion (based on the relative amounts owing pursuant to this clause (1)) of the Interest Payments (exclusive of Default Fees) payable with respect to the Series 2009-1 Notes for such Payment Date and all prior Payment Dates;

(2)	To each related Holder of a Series 2009-1 Note on the immediately preceding Record Date, on a pro rata basis (based on the relative amounts owing pursuant to this clause (2)), the Commitment Fee payable to each such Holder for such Payment Date and all prior Payment Dates;

(3)	To each Holder of a Series 2009-1 Note on the immediately preceding Record Date, an amount equal to each such Holder’s pro rata portion (based on the relative Series 2009-1 Note Principal Balances) of the Minimum Principal Payment Amount then due and payable with respect to the Series 2009-1 Notes on such Payment Date;

(4)	To each Holder of a Series 2009-1 Note on the immediately preceding Record Date, an amount equal to each such Holder’s pro rata portion (based on the relative Series 2009-1 Note Principal Balances) of the Scheduled Principal Payment Amount then due and payable with respect to the Series 2009-1 Notes on such Payment Date;

(5)	To each Holder of a Series 2009-1 Note on the immediately preceding Record Date, an amount equal to each such Holder’s pro rata portion (based on the relative Series 2009-1 Note Principal Balances) of that portion of the Supplemental Principal Payment Amount allocable to the Series 2009-1 Notes on such Payment Date, until the Aggregate Series 2009-1 Note Principal Balance has been reduced to zero;

(6)	To each Holder of a Series 2009-1 Note on the immediately preceding Record Date, an amount equal to each such Holder’s pro rata portion (based on the relative amounts owing to each such Holder) of indemnities and other amounts (including Default Fees) then due and payable by the Issuer to the Series 2009-1 Noteholders pursuant to the Related Documents; and

(7)	To the Issuer, any remaining amounts then on deposit in the Series 2009-1 Series Account.
          (II) If an Event of Default shall have occurred and be continuing (as determined in accordance with the provisions of Section 818 of the Indenture):
(1)	To each Holder of a Series 2009-1 Note on the immediately preceding Record Date, an amount equal to each such Holder’s pro rata portion (based on the relative amounts owing pursuant to this clause (1)) of the Interest Payments (exclusive of Default Fees) payable with respect to the Series 2009-1 Notes for such Payment Date and all prior Payment Dates;

(2)	To each Holder of a Series 2009-1 Note on the immediately preceding Record Date, on a pro rata basis (based on the relative amounts owing pursuant to this clause (2)), the Commitment Fee payable to each such Holder for such Payment Date and all prior Payment Dates;

(3)	To each Holder of a Series 2009-1 Note on the immediately preceding Record Date, an amount equal to each such Holder’s pro rata portion (based on the relative Series 2009-1 Note Principal Balances) of the Available Distribution Amount allocable to the Series 2009-1 Notes by the Indenture Trustee to the Series 2009-1 Series Account pursuant to clause (11)(A) of Section 302(e) of the

Indenture, until the Aggregate Series 2009-1 Note Principal Balance has been reduced to zero;

(4)	To each Holder of a Series 2009-1 Note on the immediately preceding Record Date, an amount equal to each such Holder’s pro rata portion (based on the relative amounts owing to each such Holder) of indemnities and other amounts (including Default Fees) then due and payable by the Issuer to the Series 2009-1 Noteholders pursuant to the Related Documents; and

(5)	To the Issuer, any remaining amounts then on deposit in the Series 2009-1 Series Account.
Any amounts payable to a Series 2009-1 Noteholder pursuant to this Section 302 shall be made by wire transfer of immediately available funds to the account that such Noteholder has designated to the Indenture Trustee in writing on or prior to the Business Day immediately preceding the Payment Date. Any amounts payable by the Issuer hereunder are contingent upon the availability of funds to make such payment in accordance with the provisions of this Section 302 hereof and, to the extent such funds are not available, shall not constitute a “Claim” (as defined in Section 101(5) of the Bankruptcy Code) against the Issuer in any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding involving the Issuer in the event that such amounts are not paid in accordance with Section 302 of this Supplement.
ARTICLE IV
Additional Covenants; Additional Condition Precedent
          In addition to the covenants set forth in Article VI A of the Indenture, the Issuer hereby makes the following additional covenants for the benefit of the Series 2009-1 Noteholders:
          Section 401. Use of Proceeds. The proceeds from the issuance of the Series 2009-1 Notes shall be used to (i) acquire Contributed Assets and (ii) for general corporate purposes.
          Section 402. Issuance of Additional Series. Neither the Issuer nor the EXLP ABS Lessor shall issue any additional Series of Notes pursuant to the Indenture without the prior written consent of the Majority Holders of Series 2009-1. This Section 402 shall constitute one of the “other conditions as shall be specified in any Series of Notes Outstanding immediately prior to the issuance of such additional Series of Notes” which are referred to in paragraph (xv) of Section 1006(b) of the Indenture.
ARTICLE V
Conditions of Effectiveness and Future Lending
          Section 501. Effectiveness of Supplement. The effectiveness of this Supplement is subject to the condition precedent that the Indenture Trustee and each Series 2009-1 Noteholder shall have received all of the following, each duly executed and dated as of the Closing Date, in form and substance satisfactory to each of the Series 2009-1 Noteholders and each (except for the Series 2009-1 Notes, of which only the originals shall be signed) in sufficient number of signed counterparts to provide one for each Series 2009-1 Noteholder:
          (a) Series 2009-1 Notes. Separate Series 2009-1 Notes executed by the Issuer and the EXLP ABS Lessor in favor of each Series 2009-1 Noteholder in the aggregate stated principal amount of the Series 2009-1 Note Existing Commitment of such Series 2009-1 Noteholders.
          (b) Certificate(s) of Secretary or Assistant Secretary. Separate certificates executed by the corporate secretary or assistant secretary of the Issuer, the EXLP ABS Lessor and each Exterran Affiliate that is a party to any Related Document, each dated the Closing Date, certifying (i) that the respective company has the authority to execute and deliver, and perform its respective obligations under each of the Related Documents to which it is a party, and (ii) that attached are true, correct and complete copies of the organic documents, authorizations and incumbency certificates of such Person in form and substance satisfactory to the Series 2009-1 Noteholders, as to such matters as they shall require.
          (c) Security Documents. The Indenture and this Supplement, in form and substance satisfactory to the Series 2009-1 Noteholders and the Indenture Trustee, shall have been executed and delivered by the Issuer and the EXLP ABS Lessor, and all other parties thereto, together with all Uniform Commercial Code financing statements, the Control Agreement(s) and other documents reasonably requested by the Series 2009-1 Noteholders or the Indenture Trustee.
          (d) Related Documents. Each of the Related Documents shall have been duly executed and delivered and all of the conditions precedent therein have either been satisfied or waived by each Series 2009-1 Noteholder.
          (e) Insurance. Each of the Indenture Trustee and the Deal Agent shall have received certificates evidencing insurance coverage satisfying the requirements of Section 5.7 of the Management Agreement.
          (f) Payment of Upfront Fee. The Issuer shall have paid, or made arrangements for payment satisfactory to the Deal Agent for, the fees (if any) due to the Deal Agent on the Closing Date.
          (g) Overhaul Policy. The Issuer shall have delivered to the Deal Agent a copy of Exterran’s Overhaul Policy, in form and substance satisfactory to the Deal Agent.
          (h) Credit and Collection Policy. The Issuer shall have delivered to the Deal Agent a copy of Exterran’s Credit and Collection Policy, in form and substance satisfactory to the Deal Agent.
          (i) Issuer Certificate. An officer’s certificate certifying that all of the conditions set forth in clauses (a) through (h) above have been satisfied.
          Section 502. Advances on Series 2009-1 Notes. The obligation of each of the Series 2009-1 Noteholders to make a Series 2009-1 Advance pursuant to its commitment under this Supplement and the Series 2009-1 Note Purchase Agreement is subject to the following further conditions precedent being fulfilled with respect to each such Series 2009-1 Advance (including any such Series 2009-1 Advance on the Series Issuance Date (if any)):
          (a) Default. Before and after giving effect to such Series 2009-1 Advance, no Event of Default or Manager Default shall have occurred and be continuing (without regard to any waiver of such condition by the Requisite Global Majority) unless such Series 2009-1 Advance has been approved by each Series 2009-1 Noteholder.
          (b) No Trigger Event, Prospective Trigger Event or Asset Base Deficiency. Before and after giving effect to such Series 2009-1 Advance, no Trigger Event, Prospective Trigger Event or Asset Base Deficiency shall have occurred and be continuing unless such Series 2009-1 Advance has been approved by each Series 2009-1 Noteholder.
          (c) Certification. The Issuer shall have delivered to the Deal Agent a compliance certificate, signed by a Responsible Officer of Issuer stating that (i) each of the conditions precedent set forth in this Section 502 and in the Series 2009-1 Note Purchase Agreement have been satisfied with respect to such Series 2009-1 Advance and (ii) each of the representations and warranties of the Issuer contained in each Related Document is true and correct in all material respects as of the date of such Series 2009-1 Advance (or, in the case of the initial Series 2009-1 Advance, that each of such representations and warranties is true and correct in all respects as of the date of such initial Series 2009-1 Advance).
          (d) Asset Base Certificate. The Issuer shall have delivered to the Deal Agent a duly completed and executed Asset Base Certificate, determined after giving effect to any Eligible Compressors and Eligible Contracts to be acquired with the proceeds of such Series 2009-1 Advance, which demonstrates that, after giving effect to such Series 2009-1 Advance, no Asset Base Deficiency would exist after giving effect to such Series 2009-1 Advance.
          (e) Commitment Termination Date. The Commitment Termination Date shall not have occurred or, if such Commitment Termination Date shall have occurred, each Series 2009-1 Noteholder shall have waived the event or condition that has caused the occurrence of the Commitment Termination Date.
          (f) Issuer Certificate. The Issuer shall have delivered to the Deal Agent an officer’s certificate certifying that all of the conditions set forth in paragraphs (a) through (e) of this Section 502 have been satisfied.
          (g) Opinions of Counsel. With respect to the initial Series 2009-1 Advance, the Issuer shall have delivered to the Issuer and the EXLP ABS Lessor, EXLP and the Contributor Opinions of Counsel in form and substance satisfactory to the Series 2009-1 Noteholders and the Deal Agent as to the matters described below:
(1)	True sale of the Compressors and the Related Sold Assets or Related Contributed Assets, as the case may be, by the Contributor to the Issuer;

(2)	A “paramount rights” opinion with respect to the transfer of the Compressors and the Related Sold Assets or Related Contributor

Assets as the case may be, between the Issuer and the EXLP ABS Lessor;

(3)	Nonconsolidation of either the Issuer or the EXLP ABS Lessor with the Contributor or EXLP;

(4)	All corporate and securities matters with respect to each of the Issuer, the EXLP ABS Lessor, the Contributor and EXLP;

(5)	Perfection of the security interest in the Owner Compressors and other Collateral is created by each of the Issuer and the EXLP ABS Lessor in favor of the Indenture Trustee for the benefit of the Noteholders pursuant to the Indenture; and

(6)	The Notes shall be treated as indebtedness under the Indenture for United States federal income tax purposes and each of the Issuer and the EXLP ABS Lessor will not be treated as an association taxable as a corporation for United States federal income tax purposes.
ARTICLE VI
Miscellaneous Provisions
          Section 601. Ratification of Indenture. As supplemented by this Supplement, the Indenture is in all respects ratified and confirmed and the Indenture, as so supplemented by this Supplement, shall be read, taken and construed as one and the same instrument.
          Section 602. Counterparts; Electronic Mail. (i) This Supplement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplement by signing and delivering one or more counterparts. (ii) Any signature required with respect to this Supplement may be provided via electronic mail or facsimile, provided that any delivery by electronic mail shall be effective only if transmitted in .pdf format, .tif format or other format in which the text is not readily modifiable by any recipient thereof. A signature provided via electronic mail or facsimile shall be deemed to be the same, and have the same legal effect, validity, and enforceability, as an original signature.
          Section 603. GOVERNING LAW. THIS SUPPLEMENT SHALL BE CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW, THAT WOULD RESULT IN APPLICATION OF LAWS OTHER THAN NEW YORK, AND THE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
          Section 604. Amendments and Modifications. The terms of this Supplement may be waived, modified or amended in a written instrument signed by each of the Issuer, the

EXLP ABS Lessor, and the Indenture Trustee and, except with respect to the matters set forth in (and subject to the terms of) Section 1001 of the Indenture, only with the prior written consent of (i) the Deal Agent, and (ii) solely in the case of the matters set forth in the last proviso to Section 1002(a) of the Indenture, the prior written consent of the Holders of all Series 2009-1 Notes affected by such waiver, modification or amendment.
          Section 605. CONSENT TO JURISDICTION. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST THE ISSUER OR THE EXLP ABS LESSOR (HEREAFTER IN THIS SECTION, COLLECTIVELY, THE “CONSENTING PARTIES”), ARISING OUT OF OR RELATING TO THIS SUPPLEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK AND EACH OF THE CONSENTING PARTIES HEREBY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND, SOLELY FOR THE PURPOSES OF ENFORCING THIS SUPPLEMENT, EACH OF THE CONSENTING PARTIES HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING. EACH OF THE CONSENTING PARTIES HEREBY IRREVOCABLY APPOINTS AND DESIGNATES CT CORPORATION SYSTEM HAVING AN ADDRESS AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, ITS TRUE AND LAWFUL ATTORNEY-IN-FACT AND DULY AUTHORIZED AGENT FOR THE LIMITED PURPOSE OF ACCEPTING SERVICE OF LEGAL PROCESS AND EACH OF THE CONSENTING PARTIES AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY SHALL CONSTITUTE PERSONAL SERVICE OF SUCH PROCESS ON SUCH PERSON. EACH OF THE CONSENTING PARTIES SHALL MAINTAIN THE DESIGNATION AND APPOINTMENT OF SUCH AUTHORIZED AGENT UNTIL ALL AMOUNTS PAYABLE UNDER THIS SUPPLEMENT AND THE INDENTURE SHALL HAVE BEEN PAID IN FULL. IF SUCH AGENT SHALL CEASE TO SO ACT FOR ANY OF THE CONSENTING PARTIES, SUCH PARTY SHALL IMMEDIATELY DESIGNATE AND APPOINT ANOTHER SUCH AGENT SATISFACTORY TO THE INDENTURE TRUSTEE AND SHALL PROMPTLY DELIVER TO THE INDENTURE TRUSTEE EVIDENCE IN WRITING OF SUCH OTHER AGENT’S ACCEPTANCE OF SUCH APPOINTMENT. EACH OF THE CONSENTING PARTIES HEREBY CONSENTS TO SERVICE OF PROCESS BY REGISTERED MAIL, FEDERAL EXPRESS OR SIMILAR COURIER SERVICE AT THE ADDRESS AT WHICH NOTICES ARE TO BE GIVEN, IT BEING AGREED THAT SERVICE IN SUCH MANNER SHALL CONSTITUTE VALID SERVICE UPON SUCH PARTY AND ITS SUCCESSORS AND ASSIGNS IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY SUCH PARTY OR ITS SUCCESSORS AND ASSIGNS TO SERVICE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
          Section 606. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AS AGAINST THE OTHER PARTY HERETO, ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION OR PROCEEDING (WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING UNDER OR RELATING TO THIS SUPPLEMENT OR ANY OTHER RELATED DOCUMENT, INCLUDING IN

RESPECT OF THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF OR THEREOF.
          Section 607. No Petition. The Indenture Trustee, on its own behalf, hereby covenants and agrees, and each Series 2009-1 Noteholder by its acquisition of a Series 2009-1 Note shall be deemed to covenant and agree, that it will not institute against the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any Insolvency Law or any other federal or state bankruptcy or similar law, at any time other than on a date which is at least one year and one day after the last date on which any Series 2009-1 Note is Outstanding. The provisions of this Section 607 shall survive the repayment of the Notes and any termination of this Supplement.
[Signature page follows.]

          IN WITNESS WHEREOF, the Issuer, the EXLP ABS Lessor and the Indenture Trustee have caused this Supplement to be duly executed and delivered by their respective officers all as of the day and year first above written.

EXLP ABS 2009 LLC, a Delaware LLC

By: Name:	/s/ David S. Miller David S. Miller
Title:	Vice President and Chief Financial Officer

EXLP ABS LEASING 2009 LLC, a Delaware LLC

By: Name:	/s/ David S. Miller David S. Miller
Title:	Vice President and Chief Financial Officer
Series 2009-1 Supplement

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Indenture Trustee

By: Name:	/s/ Melissa Philibert Melissa Philibert
Title:	Vice President
Series 2009-1 Supplement

EXHIBIT A
FORM OF SERIES 2009-1 NOTE
          THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION. THIS NOTE MAY NOT BE OFFERED FOR SALE, TRANSFER OR ASSIGNMENT UNLESS (1) SO REGISTERED OR THE TRANSACTION RELATING THERETO SHALL BE EXEMPT WITHIN THE MEANING OF SUCH ACT AND THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION ADOPTED THEREUNDER AND (2) SUCH TRANSACTION COMPLIES WITH THE PROVISIONS SET FORTH IN SECTION 205 OF THE INDENTURE. BECAUSE OF THE PROVISIONS FOR THE PAYMENT OF PRINCIPAL CONTAINED HEREIN, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF. ANYONE PURCHASING THIS NOTE MAY ASCERTAIN THE OUTSTANDING PRINCIPAL AMOUNT HEREOF BY INQUIRY TO THE DEAL AGENT.
EACH PURCHASER OF A SERIES 2009-1 NOTE SHALL BE DEEMED TO REPRESENT AND WARRANT TO THE INITIAL PURCHASER, THE ISSUER, THE EXLP ABS LESSOR, THE INDENTURE TRUSTEE AND THE MANAGER THAT EITHER (1) IT IS NOT ACQUIRING THE SERIES 2009-1 NOTE WITH THE ASSETS OF AN “EMPLOYEE BENEFIT PLAN” AS DEFINED IN SECTION 3(3) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR A “PLAN” WITHIN THE MEANING OF SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986; OR (2) THE ACQUISITION AND HOLDING OF THE SERIES 2009-1 NOTE WILL NOT GIVE RISE TO A NONEXEMPT PROHIBITED TRANSACTION UNDER SECTION 406(a) OF ERISA OR SECTION 4975 OF THE CODE.
EXLP ABS 2009 LLC
EXLP ABS LEASING 2009 LLC
SERIES 2009-1 SECURED NOTE

Up to $150,000,000	No. ___
, 2009
          KNOW ALL PERSONS BY THESE PRESENTS that EXLP ABS 2009 LLC, a Delaware limited liability company (the “Issuer”) and EXLP ABS Leasing 2009 LLC, a Delaware limited liability company (the “EXLP ABS Lessor), for value received, hereby promises to pay, on a joint and several basis, to Wachovia Bank, National Association, or its registered assigns, at the principal corporate trust office of the Indenture Trustee named below, (i) the principal sum of One Hundred Fifty Million Dollars ($150,000,000) or, if less, the Series 2009-1 Note Principal Balance of this Series 2009-1 Note, which amount shall be payable on the dates and in the amounts set forth in the Indenture, dated as of October 13, 2009 (as amended, restated or otherwise modified from time to time, the “Indenture”) and the Series 2009-1 Supplement, dated as of October 13, 2009 (as amended, restated or otherwise modified from time to time, the “Series 2009-1 Supplement”), each among the Issuer, the EXLP ABS Lessor and Wells Fargo Bank, National Association as indenture trustee (the “Indenture Trustee”), (ii) interest on the outstanding principal amount of this Series 2009-1 Note on the dates and in the amounts set forth in the Indenture and the Series 2009-1 Supplement and (iii) the other amounts required to be paid pursuant to the Indenture and the Series 2009-1 Supplement. A record of each Series 2009-1 Advance, Prepayment and repayment shall be made by the Deal Agent and absent manifest error such record shall be conclusive. Capitalized terms not otherwise defined herein will have the meaning set forth in Appendix A to the Indenture or the Series 2009-1 Supplement.
          Payment of the principal of and interest on this Series 2009-1 Note shall be made in lawful money of the United States of America which at the time of payment is legal tender for payment of public and private debts. The principal balance of and interest on this Series 2009-1 Note is payable at the times and in the amounts set forth in the Indenture and the Series 2009-1 Supplement by wire transfer of immediately available funds to the account designated by the Holder of record on the immediately preceding Record Date.
          This Series 2009-1 Note is one of the authorized notes identified in the title hereto and issued in the aggregate principal amount of One Hundred Fifty Million Dollars ($150,000,000) (or, if less, the Series 2009-1 Note Principal Balance of this Series 2009-1 Note) pursuant to the Indenture and the Series 2009-1 Supplement.
          The Series 2009-1 Notes shall be an obligation of the Issuer and shall be secured by the Collateral, all as defined in, and subject to the limitations set forth in, the Indenture and the Series 2009-1 Supplement.
          This Series 2009-1 Note is transferable as provided in the Indenture and the Series 2009-1 Supplement, subject to certain limitations therein contained, only upon the books for registration and transfer kept by the Indenture Trustee, and only upon surrender of this Series 2009-1 Note for transfer to the Indenture Trustee duly endorsed by, or accompanied by a written instrument of transfer in form reasonably satisfactory to the Indenture Trustee duly executed by the registered Holder hereof or his attorney duly authorized in writing. The Indenture Trustee or the Issuer may require payment by the Holder of a sum sufficient to cover any tax expense or other governmental charge payable in connection with any transfer or exchange of the Series 2009-1 Notes.
          The Issuer, the Indenture Trustee and any other agent of the Issuer may treat the person in whose name this Series 2009-1 Note is registered as the absolute owner hereof for all purposes, and neither the Issuer, the Indenture Trustee, nor any other such agent shall be affected by notice to the contrary.
           This Series 2009-1 Note is subject to prepayment at the times and subject to the conditions set forth in the Indenture and the Series 2009-1 Supplement.
          If an Event of Default shall occur and be continuing, the principal of and accrued interest on this Series 2009-1 Note may be declared to be due and payable in the manner and with the effect provided in the Indenture and the Series 2009-1 Supplement.
          The Indenture permits, with certain exceptions as therein provided, the issuance of supplemental indentures. Supplements and amendments to the Indenture and the Series 2009-1 Supplement may be made only to the extent and in circumstances permitted by the Indenture and the Series 2009-1 Supplement.

          The Holder of this Series 2009-1 Note shall have no right to enforce the provisions of the Indenture and the Series 2009-1 Supplement or to institute action to enforce the covenants, or to take any action with respect to a default under the Indenture and the Series 2009-1 Supplement, or to institute, appear in or defend any suit or other proceedings with respect thereto, except as provided under certain circumstances described in the Indenture and the Series 2009-1 Supplement; provided, however, that nothing contained in the Indenture or the Series 2009-1 Supplement shall affect or impair any right of enforcement conferred on the Holder hereof to enforce any payment of the principal of and interest on this Series 2009-1 Note on or after the due date thereof; provided further, however, that by acceptance hereof the Holder is deemed to have covenanted and agreed that it will not institute against the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any applicable bankruptcy or similar law, at any time other than at such time as permitted by Section 1211 of the Indenture and Section 607 of the Series 2009-1 Supplement.
          Each Holder of a Series 2009-1 Note shall be deemed to represent and warrant to the Initial Purchaser, the Issuer, the EXLP ABS Lessor, the Indenture Trustee and the Manager that either (1) it is not acquiring a Series 2009-1 Note with the assets of an “Employee Benefit Plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or a “Plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986; or (2) the acquisition and holding of a Series 2009-1 Note will not give rise to a nonexempt prohibited transaction under Section 406(a) of ERISA or Section 4975 of the Code.
          Each purchaser of a Series 2009-1 Note agrees that such Series 2009-1 Note may not be resold, pledged or transferred to a Competitor of the Issuer, Exterran or any Exterran Affiliate except in certain limited circumstances as set forth in Section 205(i) of the Indenture.
          This Series 2009-1 Note, and the rights and obligations of the parties hereunder, shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without giving effect to its conflicts of law principles.
          All terms and provisions of the Indenture and the Series 2009-1 Supplement are herein incorporated by reference as if set forth herein in their entirety.
          IT IS HEREBY CERTIFIED, RECITED AND DECLARED, that all acts, conditions and things required to exist, happen and be performed precedent to the execution and delivery of the Indenture and the Series 2009-1 Supplement and the issuance of this Series 2009-1 Note and the issue of which it is a part, do exist, have happened and have been timely performed in regular form and manner as required by law.
          Unless the certificate of authentication hereon has been executed by the Indenture Trustee by manual signature of one of its authorized officers, this Series 2009-1 Note shall not be entitled to any benefit under the Indenture and the Series 2009-1 Supplement, or be valid or obligatory for any purpose. This Series 2009-1 Note may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Series 2009-1 Note by signing and delivering one or more counterparts.

          IN WITNESS WHEREOF, each of EXLP ABS 2009 LLC and EXLP ABS Leasing 2009 LLC has caused this Series 2009-1 Note to be duly executed by its duly authorized representative, on this ___th day of                     , 2009.

EXLP ABS 2009 LLC, a Delaware LLC

By:
Name:	David S. Miller
Title:	Vice President and Chief Financial Officer

EXLP ABS LEASING 2009 LLC, a Delaware LLC

By:
Name:	David S. Miller
Title:	Vice President and Chief Financial Officer
          This Note is one of the Series 2009-1 Notes described in the within-mentioned Indenture and the Series 2009-1 Supplement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Indenture Trustee
By:
Name:
Title: